Exhibit 99.1

For Immediate Release

MRI Interventions, Inc. Closes $17.5 Million Strategic Investment from PTC Therapeutics, Inc. and Petrichor Healthcare Capital Management

IRVINE, CA, January 29, 2020 – MRI Interventions, Inc. (Nasdaq: MRIC) (the “Company”), a leading platform neurosurgery company, closed its previously announced $17.5 million strategic investment from PTC Therapeutics, Inc. (“PTC”) and Petrichor Healthcare Capital Management (“Petrichor”), with $10.0 million of notes funded by PTC and $7.5 million of notes funded by Petrichor. Under the terms of the investment, the Company also has the right to issue up to $15.0 million of additional secured convertible notes to Petrichor at any time on or prior to January 11, 2022.

With the net proceeds from the sale of the notes to PTC and Petrichor, the Company intends to repay in full its existing secured indebtedness, and to fund product commercialization, internal research and development, and general corporate requirements.

Bass, Berry & Sims PLC acted as legal counsel to the Company.

The offer and sale of the notes and the shares of common stock issuable upon conversion of the notes, if any, have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction, and the notes and such shares may not be offered or sold absent registration with the U.S. Securities and Exchange Commission (the “SEC”) or an applicable exemption from registration requirements, or in a transaction not subject to such registration requirements.

This press release is neither an offer to sell nor a solicitation of an offer to buy the notes or the shares of common stock issuable upon conversion of the notes, if any, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Further information on the investment is set forth in the Current Report on Form 8-K filed by the Company with the SEC on January 29, 2020.

About the Company

The Company’s mission is to improve and restore quality of life to patients and their families by enabling therapies for the most complex neurological disorders with pinpoint accuracy. Applications of the Company’s current product portfolio include deep-brain stimulation, laser ablation, biopsy, neuro-aspiration, and delivery of drugs, biologics and gene therapy to the brain. The ClearPoint Neuro Navigation System has FDA clearance, is CE-marked, and is installed in 60 active clinical sites in the United States. The Company’s SmartFlow® cannula is being used in partnership or evaluation with more than 20 individual biologics and drug delivery companies in various stages from preclinical research to late stage regulatory trials. To date, more than 3,500 cases have been performed and supported by the Company’s field-based Clinical Specialist team which offers support and services for our partners. For more information, please visit www.mriinterventions.com.

About PTC Therapeutics, Inc.

PTC is a science-driven, global biopharmaceutical company focused on the discovery, development and commercialization of clinically-differentiated medicines that provide benefits to patients with rare disorders. PTC's ability to globally commercialize products is the foundation that drives investment in a robust pipeline of transformative medicines and our mission to provide access to best-in-class treatments for patients who have an unmet medical need.

About Petrichor Healthcare Capital Management

Petrichor Healthcare Capital Management partners with world-class healthcare managers and businesses to provide customized investment structures and support. The Petrichor team of investment professionals comes from highly-regarded financial institutions including OrbiMed Advisors and Fortress Investment Group. Collectively, the team has completed over 75 investments representing more than $5 billion in invested capital and has held over 25 board seats. Petrichor maintains a deep in-house understanding of healthcare products and services, including scientific, technical, and commercial expertise. This healthcare expertise, together with a breadth of experience investing across sectors, geographies, and capital structures, provides a strong competitive advantage.

For more information on Petrichor, please see www.petrichorcap.com or contact the firm at info@petrichorcap.com.

Note on Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the planned offering. Additionally, all statements relating to any closing(s) of, and the amount or use of any proceeds from, the transactions described in this press release are considered to be forward-looking statements. Other forward-looking statements may be identified by the words “guidance”, “plan,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. Forward-looking statements are subject to risks and uncertainties, and the Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of such risks and uncertainties, which include, without limitation, risks and uncertainties associated with market conditions and the satisfaction of closing conditions related to the transactions described in this press release. There can be no assurance that the parties will be able to complete the transactions described in this press release on the terms described herein or in a timely manner, if at all. More detailed information on these and additional factors that could affect the Company’s actual results are described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2019, June 30, 2019 and September 30, 2019, all of which have been filed with the SEC. You are urged to carefully consider all such factors. Copies of these and other documents are available from the Company. The forward-looking statements contained herein represent the Company’s views only as of the date of this press release the Company does not undertake or plan to update or revise any such forward-looking statements to reflect actual results or changes in plans, prospects, assumptions, estimates or projections, or other circumstances occurring after the date of this press release except as required by law.

For More Information

MRI Interventions, Inc.

Matt Kreps
Darrow Associates Investor Relations
(214) 597-8200
mkreps@darrowir.com